Exhibit 99.1

Sun Hydraulics Corporation Declares 2nd Quarter Dividend of $0.09

SARASOTA, FLA, June 10, 2009 - Sun Hydraulics Corporation (NASDAQ: SNHY) has announced a $0.09 per share dividend on its common stock. The dividend is payable on July 15, 2009, to shareholders of record as of June 30, 2009.

Sun Hydraulics advises all shareholders to familiarize themselves with rules regarding dividends, payment dates and ex-dividend dates. See the following website for more information http://www.sec.gov/answers/dividen.htm.

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

Contact:

Richard K. Arter

Investor Relations

941-362-1200

Tricia Fulton

Chief Financial Officer

941-362-1200